FOR IMMEDIATE RELEASE

February 25, 2014

Southwest Bancorp, Inc. and Subsidiary Bank SNB Announce Board Changes

Stillwater, Okla. – Southwest Bancorp, Inc. (NASDAQ: OKSB) and subsidiary bank, Bank SNB, announced the resignation of Robert B. Rodgers from the Board of Directors and the appointment of James M. Morris II to fill the vacancy, effective immediately.

Rodgers has served on the Board since 1996 and served as Chairman from December 31, 1999 until December 31, 2012.

“Bob Rodgers has been a dedicated member of the Southwest Bancorp family,” said Chairman Russ Teubner. “He has helped lead our company and its subsidiary, Bank SNB, as a member of the Board and carried that legacy with him as he served as Chairman of the Board. We extend our greatest thanks to him for his commitment to the growth and success of Southwest Bancorp and Bank SNB.”

James M. Morris II was appointed to Southwest Bancorp and Bank SNB boards to fill the vacancies immediately. Previously, Morris worked for John Hancock Financial Services in 1973. He was then appointed CEO of John Hancock’s Boston, MA based distribution system in May of 1999.  In that role, Mr. Morris was in charge of sales and marketing for all life, annuity and long term care products.  He also served as Chairman and CEO of John Hancock’s broker dealer, Signator Investors, Inc., as well as Chairman of Essex Co. and Essex National Securities, Inc.  In April 2004, Morris retired but remains an active businessman, investing in various closely held businesses.

“We are excited to welcome the business and investment insight that Jim offers as a Director for Southwest Bancorp, Inc.,“ said Teubner. “With his financial intellect, exceptional leadership and commitment to performance, we expect Jim to be an integral part of Southwest Bancorp, Inc. and Bank SNB’s bright future.”

Morris is an Oklahoma State University graduate. He is dedicated to the financial services business and the state of Oklahoma. He currently serves on the Board of Directors of the Oklahoma Medical Research Foundation and the South Central US Chapter of the Multiple

Sclerosis Society. He is also the recipient of the Maureen Reagan award for his work with the Alzheimer’s Association.

About Southwest Bancorp, Inc. and Bank SNB, National Association

Southwest Bancorp, Inc. is the bank holding company for Bank SNB. Through Bank SNB, Southwest offers commercial and consumer lending, deposit, specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas and on the Internet, through DirectBanker. It reported assets of $2.0 billion for Fourth Quarter 2013.

# # #

Contact:

Mark W. Funke

President & CEO

Priscilla J. Barnes

SEVP & COO

405-372-2230